EXHIBIT 2


















			AGREEMENT AND PLAN OF MERGER



				  Among

			   APPLE COMPUTER, INC.,

		    BLACKBIRD ACQUISITION CORPORATION

				  and

			   NEXT SOFTWARE, INC.




		      Dated as of December 20, 1996



















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TABLE OF CONTENTS



ARTICLE I

DEFINITIONS

SECTION 1.01.	Certain Defined Terms

ARTICLE II

THE MERGER

SECTION 2.01.	The Merger
SECTION 2.02.	Effective Time
SECTION 2.03.	Effect of the Merger
SECTION 2.04.	Articles of Incorporation; Bylaws
SECTION 2.05.	Directors and Officers
SECTION 2.06.	Effect on Capital Stock
SECTION 2.07.	Dissenting Shares
SECTION 2.08.	Surrender of Certificates
SECTION 2.09.	No Further Ownership Rights in Company
		Common Stock or Company Preferred Stock
SECTION 2.10.	Lost, Stolen or Destroyed Certificates
SECTION 2.11.	Taking of Necessary Action; Further Action

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.	Organization, Authority and Qualification of
		the Company
SECTION 3.02.	Capital Stock of the Company; Ownership of
		the Shares
SECTION 3.03.	Subsidiaries
SECTION 3.04.	Corporate Books and Records
SECTION 3.05.	No Conflict
SECTION 3.06.	Governmental Consents and Approvals
SECTION 3.07.	Financial Information/Books and Records
SECTION 3.08.	No Undisclosed Liabilities
SECTION 3.09.	Receivables; Inventory
SECTION 3.10.	Conduct in the Ordinary Course; Absence of
		Certain Changes, Events and Conditions
SECTION 3.11.	Litigation
SECTION 3.12.	Certain Interests
SECTION 3.13.	Compliance with Laws
SECTION 3.14.	Environmental and Other Permits and
		Licenses; Related Matters
SECTION 3.15.	Material Contracts
SECTION 3.16.	Intellectual Property
SECTION 3.17.	Real Property
SECTION 3.18.	Assets
SECTION 3.19.	Customers
SECTION 3.20.	Employee Benefit Plans; Employment
		Agreements
SECTION 3.21.	Labor Matters
SECTION 3.22.	Key Employees
SECTION 3.23.	Taxes
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SECTION 3.24.	Insurance
SECTION 3.25.	Brokers
SECTION 3.26.	Approval Requirements

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND
MERGER SUB

SECTION 4.01.	Organization and Authority
SECTION 4.02.	No Conflict
SECTION 4.03.	Governmental Consents and Approvals
SECTION 4.04.	Brokers
SECTION 4.05.	SEC Documents: Undisclosed Liabilities
SECTION 4.06.	Absence of Certain Changes or Events
SECTION 4.07.	Litigation
SECTION 4.08.	Voting Requirements

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01.	Conduct of Business Prior to the Closing
SECTION 5.02.	Access to Information
SECTION 5.03.	Regulatory and Other Authorizations; Notices
		and Consents
SECTION 5.04.	Notice of Developments
SECTION 5.05.	No Solicitation or Negotiation
SECTION 5.06.	Further Action
SECTION 5.07.	Conduct of Business by Parent

ARTICLE VI

STOCK OPTIONS

SECTION 6.01.	Stock Options
SECTION 6.02.	Certain Employee Benefit Matters.

ARTICLE VII

	ADDITIONAL AGREEMENTS

SECTION 7.01.	Securities Filings
SECTION 7.02.	Company Shareholder Approval.
SECTION 7.03.	NNM Listing
SECTION 7.04.	Shelf Registration
SECTION 7.05.	Form S-8
SECTION 7.06.	Guaranteed Debt
SECTION 7.07.	Directors' and Officers' Indemnification and
Insurance

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01.	Conditions to Obligations of Each of the
Company and Parent
SECTION 8.02.	Conditions to Obligations of the Company
SECTION 8.03.	Conditions to Obligations of Parent
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ARTICLE IX

SURVIVAL; INDEMNIFICATION

SECTION 9.01.	Survival of Representations and Warranties

ARTICLE X

TERMINATION AND WAIVER

SECTION 10.01.	Termination
SECTION 10.02.	Effect of Termination
SECTION 10.03.	Waiver

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01.	Expenses
SECTION 11.02.	Notices
SECTION 11.03.	Public Announcements
SECTION 11.04.	Headings
SECTION 11.05.	Severability
SECTION 11.06.	Entire Agreement
SECTION 11.07.	Assignment
SECTION 11.08.	No Third Party Beneficiaries
SECTION 11.09.	Amendment
SECTION 11.10.	Governing Law
SECTION 11.11.	Counterparts

ANNEXES
Annex A	Form of Agreement of Merger
























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

AGREEMENT AND PLAN OF MERGER

		AGREEMENT AND PLAN OF MERGER, dated as of
December 20, 1996 (the "Agreement"), among APPLE COMPUTER,
INC., a California corporation ("Parent"), BLACKBIRD
ACQUISITION CORPORATION, a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and NEXT
SOFTWARE, INC., a California corporation (the "Company").

W I T N E S S E T H:

		WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

		WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of California ("California Law") and upon the terms and subject to the conditions set forth herein;

		WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, the Principal Shareholder has entered into a voting agreement (the "Voting Agreement") pursuant to which the Principal Shareholder has agreed to sign a written consent with regard to all of his shares of Company Common Stock and Company Preferred Stock in favor of the approval of this Agreement and the Merger;

		WHEREAS, the Principal Shareholder will become an at will, part-time employee of Parent reporting to Parent's Chief Executive
Officer and Chairman to work on new products, software development, product software strategy and the integration of the Company into Parent;

		NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

		SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

		"Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

		"Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

		"Agreement" or "this Agreement" means this Agreement and Plan of Merger, dated as of December 20, 1996, among the Company, Parent and Merger Sub (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.09.

		"Assets" has the meaning specified in Section 3.18.

		"Business" means the business of developing, marketing and supporting software and all other business which is conducted by the Company and the Subsidiaries.
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

		"California Law" has the meaning specified in the recitals to this Agreement.

		Termination for "Cause" shall mean termination of an Optionee's employment with Parent because of (A) his refusal or failure (other than by reason of the incapacity of an Optionee due to physical or mental illness) to perform his duties hereunder or to comply with the reasonable directions received or policies established by Parent, the CEO, the Board or any other person to whom an Optionee reports, (B) the commission by an Optionee of a felony, or the perpetration by an Optionee of a dishonest act or a crime involving fraud or moral turpitude or common law fraud against Parent or any affiliate or subsidiary thereof, or (C) any act or omission by an Optionee which is the result of such Optionee's willful misconduct or gross negligence and which, in the good faith opinion of Parent, is injurious in any material respect to the financial condition, business or reputation of Parent or any of its affiliates or subsidiaries.

		"CERCLA" means the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as amended through the date hereof.

		"CERCLIS" means the Comprehensive Environmental
Response, Compensation and Liability Information System, as updated through the date hereof.

		"Code" means the Internal Revenue Code of 1986, as amended.

		"Common Merger Consideration" means $10.00, as adjusted pursuant to Section 2.06(h).

		"Company" has the meaning specified in the recitals to this Agreement.

		"Company's Accountants" means KPMG Peat Marwick LLP, independent accountants of the Company.

		"Company Common Stock" means the common stock of the Company.

		"Company Preferred Stock" means the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series D Preferred Stock, collectively.

		"Company Series A Preferred Stock" means the Series A Preferred Stock of the Company.

		"Company Series B Preferred Stock" means the Series B Preferred Stock of the Company.

		"Company Series C Preferred Stock" means the Series C Preferred Stock of the Company.

		"Company Series D Preferred Stock" means the Series D Preferred Stock of the Company.

		"Company Stock Options" means the "Options" referred to in the Stock Option Plan.

 		"Confidentiality Agreement" means the letter agreement effective November 25, 1996 between the Company and Parent.

		"Consent" has the meaning specified in Section 6.01(c).
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		"Control" (including the terms "controlled by" and "under
common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause thedirection of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

		"Conversion Ratio" means the quotient determined by dividing the Common Merger Consideration by the Effective Time Parent Price.

		"Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

		"Effective Time" has the meaning specified in Section 2.02.

		"Effective Time Parent Price" means the average of the closing prices of Parent Common Stock on the NNM over the last 10 full trading days prior to the Effective Time.

		"Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

		"Environment" means surface waters, groundwaters, soil, subsurface strata and air.

		"Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notice of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment, including, without limitation, (a) by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any Person for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

		"Environmental Laws" means any Law, now or hereafter in effect and as amended, and any judicial, administrative or otherwise binding interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. SS
6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. SS 6901 et seq.; the Clean Water Act,33 U.S.C. SS 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. SS 2601 et seq.; the Clean Air Act,
42 U.S.C. SS 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. SS 300f et seq.; the Atomic Energy Act, 42 U.S.C. SS 2011 et seq; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. SS 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. SS 301 et seq.

		"Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

		"ERISA" has the meaning specified in Section 3.21(a).

		"Financial Statements" has the meaning specified in Section
3.07(a).

		"Funded Debt" means the sum of all Indebtedness, including accrued interest, pursuant to the Loan Agreement between the Company and Canon, Inc. dated as of July 27, 1992, as amended.
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

		"Good Reason" shall mean, with regard to a Transferred Senior Executive, any of the following:

	(i) a substantial diminution in such Transferred Senior Executive's position or duties as of the Effective Time, or an adverse change to the title of such Transferred Senior Executive specified as of the Effective Time; or

	(ii) the failure of Parent or any of its subsidiaries to pay when due such Transferred Senior Executive any salary or established bonus target in accordance with the terms specified as of the Effective Time or the reduction by Parent or any of its subsidiaries of such Transferred Senior Executive's salary; or

	(iii) the relocation of the office of Parent or any of its subsidiaries at which such Transferred Senior Executive is employed as specified as of the Effective Date (the "Employment Location") to a location more than seventy-five (75) miles away from the Employment Location, or Parent or any of its subsidiaries requiring such Transferred Senior
Executive to be based more than seventy-five (75) miles away from the Employment Location (except for required travel on Parent's or any of its subsidiaries' business to an extent substantially consistent with such Transferred Senior Executive's business travel obligations);

which, in any such case, is not remedied within thirty (30) days after receipt of written notice from such Transferred Senior Executive specifically delineating each such act and setting forth such Transferred Senior Executive's intentions to resign if such breach is not duly remedied, provided that if the specified breach cannot reasonably be remedied withinsaid thirty (30) day period and Parent commences reasonable steps within said thirty (30) day period to remedy such breach and diligently continues such steps thereafter until a remedy is effected, such breach shall not constitute "Good Reason".

		"Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

		"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

		"Guaranteed Debt" means all Indebtedness of the Company that is personally guaranteed by the Principal Shareholder.

		"Hazardous Materials" means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, and (b) any other chemicals, materials or substances defined or regulated as "hazardous" or "toxic" or words of similar import, under any applicable Environmental Law.

		"HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.










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		"Indebtedness" means, without duplication with respect to any
Person, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables created in the ordinary course of business), (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of suchIndebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), and (h) all Indebtedness referred to in clauses
(a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

		"Intellectual Property" means all of the following: (i) U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same (the "Trademarks"); (ii) issued U.S.
and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights (the "Patents"); (iii) U.S. and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases) rights of publicity and all registrations and applications to register the same (the "Copyrights"); (iv) U.S. and foreign rights in any semiconductor chip product works or "mask works" as such term is defined in 17 U.S.C.
901, et seq. and any registrations or applications therefor ("Mask
Works"); (v) all categories of trade secrets as defined in the Uniform
Trade Secrets Act including, but not limited to, business information;
(vi) all License and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, Copyrights or Mask
Works, or Licenses and agreements pursuant to which the Company has Licensed or transferred the right to use any of the foregoing
("Licenses").

		"IRS" means the Internal Revenue Service of the United
States.

		"Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

		"Liabilities" means any and all debts, liabilities and
obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
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		"Material Adverse Effect" means any circumstance, change in, or effect on the Business that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business is, or could reasonably be expected to be, materially adverse to the business, operations, assets or Liabilities, results of operations or the financial condition of the Company and the Subsidiaries, taken as a whole;
provided, however, that a Material Adverse Effect will not exist as a result of circumstances that are demonstrated to haveresulted directly from the public announcement of the Merger or the performance by the Company of its obligations hereunder.

		"Material Contracts" has the meaning specified in Section
3.15(a).

		"Merger Consideration" means the Common Merger
Consideration, the Series A Merger Consideration, the Series B Merger Consideration, the Series C Merger Consideration and the Series D
Merger Consideration, collectively.

		"Multiemployer Plan" has the meaning specified in Section
3.21(b).

		"Multiple Employer Plan" has the meaning specified in
Section 3.21(b).

		"NNM" means the Nasdaq National Market.

		"Parent" has the meaning specified in the recitals to this Agreement.

		"Parent Common Stock" means the common stock of Parent.

		"Permits" has the meaning specified in Section 3.14(a).

		"Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable or for taxes, assessments and governmental charges or levies that are being contested in good faith; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $100,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on and imperfections to title to real property and other Encumbrances that (i) do not render title to the property encumbered thereby uninsurable and
(ii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current purposes; and (e) Encumbrances related to Funded Debt and purchase money mortgages and conditional sales contracts entered into in the ordinary course of business.

		"Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
		"Plans" has the meaning specified in Section 3.21(a).

		"Principal Shareholder" means Steven P. Jobs.

		"RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. SS 6901 et seq., as amended through the date hereof.

		"Receivables" means any and all accounts receivable, notes and other amounts receivable by the Company or any Subsidiary from third parties, including, without limitation, customers, arising before the Effective Time, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.
				36
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		"Regulations" means the Treasury Regulations (including
Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

		"Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

		"Series A Merger Consideration" means (i) an amount of cash equal to the amount by which the unadjusted Common Merger
Consideration exceeds the product of (A) the Share Number and (B) the Effective Time Parent Price and (ii) that number (the "Share Number") of shares of Parent Common Stock equal to the quotient of 1,500,000 and the number of outstanding shares of Company Series A Preferred
Stock immediately prior to the Effective Time, as adjusted pursuant to
Section 2.06(h).

		"Series B Merger Consideration" means $10.00, as adjusted pursuant to Section 2.06(h).

		"Series C Merger Consideration" means $10.03009027, as adjusted pursuant to Section 2.06(h).

		"Series D Merger Consideration" means the $10.00, as adjusted pursuant to Section 2.06(h).

		"Stock Option Plan" means the NeXT Software, Inc. 1990
Stock Option Plan.

		"Subsidiaries" means all corporations, partnerships, joint ventures, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries.

		"Tax" or "Taxes" means any and all taxes, levies, duties, tariffs, imposts, and other similar fees or charges of any kind, foreign or domestic, (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), imposed by any government or taxing authority, including, without limitation: taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties and tariffs.

		"Unvested Company Stock Options" means Company Stock Options that are not exercisable immediately prior to the Effective Time.

		"U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

		"Vested Company Stock Options" means Company Stock Options that are exercisable immediately prior to the Effective Time.

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ARTICLE II

THE MERGER

		SECTION 2.01. The Merger. At the Effective Time (as defined in Section 2.02) and subject to and upon the terms and conditions of this Agreement and California Law, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation".

		SECTION 2.02. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger in the form attached hereto as Annex A
(the "Agreement of Merger") with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, California Law (the time of such filing or such later mutually agreed upon time as may be set forth in the Agreement of Merger being the "Effective Time").

		SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Withoutlimiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

		SECTION 2.04. Articles of Incorporation; Bylaws. (a) Articles of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is NeXT Software, Inc.".

		(b)	Bylaws.  The Bylaws of Merger Sub, as in effect
immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by California Law, the Articles of Incorporation of the Surviving
Corporation and such Bylaws.

		SECTION 2.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

		SECTION 2.06. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub and the Company or the holders of any of the following securities:

	(a)	Conversion of Company Common Stock.  Each share of
Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares to be canceled pursuant to Section 2.06(f) or constituting Dissenting Shares (as defined and to the extent provided in Section 2.07(a)) will be cancelled and extinguished and be converted automatically into the right to receive the Common Merger Consideration in the manner provided in Section
2.08, upon surrender of the certificate representing such share of Company Common Stock.

	(b)	Conversion of Company Series A Preferred Stock.  Each share
of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any such shares to be cancelled pursuant to Section 2.06(f) or constituting Dissenting
Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive theSeries A Merger Consideration in the manner provided in Section
2.08, upon surrender of the certificate representing such share of Company Series A Preferred Stock.

	(c)	Conversion of Company Series B Preferred Stock.  Each share
of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any such shares to be cancelled pursuant to Section 2.06(f) or constituting Dissenting
Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Series B Merger Consideration in the manner provided in Section 2.08, upon surrender of the certificate representing such share of Company
Series B Preferred Stock.

	(d)	Conversion of Company Series C Preferred Stock.  Each share
of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any such shares to be cancelled pursuant to Section 2.06(f) or constituting Dissenting
Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Series C Merger Consideration in the manner provided in Section 2.08, upon surrender of the certificate representing such share of Company
Series C Preferred Stock.

	(e)	Conversion of Company Series D Preferred Stock.  Each share
of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any such shares to be cancelled pursuant to Section 2.06(f) or constituting Dissenting
Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Series D Merger Consideration in the manner provided in Section 2.08, upon surrender of the certificate representing such share of Company
Series D Preferred Stock.

	(f)	Cancellation of Treasury Stock and Parent-Owned Stock.  Each
share of Company Common Stock and Company Preferred Stock held in the treasury of the Company and each share of Company Common
Stock and Company Preferred Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

	(g)	Assumption of Stock Option Plan.  The Stock Option Plan
and all Company Stock Options then outstanding under the Stock
Option Plan shall be assumed by Parent subject to the provisions of
Article VI.

	(h)	Adjustments to Merger Consideration.  The applicable Merger
Consideration per share of Company Common Stock, Company Series
A Preferred Stock, Company Series B Preferred Stock, Company Series
C Preferred Stock and Company Series D Preferred Stock shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Preferred Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Company Preferred Stock occurring after the date hereof and prior to the Effective Time.

	(i)	Fractional Shares.  No fraction of a share of Parent Common
Stock will be issued, but in lieu thereof each holder of shares of Company Series A Preferred Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Effective Time Parent Price.

	(j)	Capital Stock of Merger Sub.  Each share of common stock of
Merger Sub issued and outstanding immediately prior to the Effective
Time will be cancelled and extinguished and be converted automatically into the right to receive one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

		SECTION 2.07. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of the Company held by a holder who has exercised dissenters' rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.06, but the holder thereof shall only be entitled to such rights as are granted by California Law.

		(b)	Notwithstanding the provisions of subsection (a), if
any holder of Dissenting Shares shall effectively withdraw or lose
(through failure to perfect or otherwise) his dissenters' rights, then, as of the later of Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the applicable Merger Consideration, without interest thereon, upon surrender of the certificate or certificates representing such Dissenting Shares.

		(c)	The Company shall give Parent (i) prompt notice of
any written demands received by the Company to require the Company to purchase shares of capital stock of the Company, withdrawals of such demands, and any other instruments served pursuant to California
Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

		SECTION 2.08. Surrender of Certificates. (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of a bank or trust company designated by Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common
Stock and Company Preferred Stock (other than Dissenting Shares), for exchange in accordance with this Section 2.08, through the Exchange Agent, (i) cash payable pursuant to Section 2.06 and (ii) certificates evidencing the shares of Parent Common Stock issuable pursuant to
Section 2.06, in each case in exchange for outstanding shares of Company Common Stock and Company Preferred Stock.

		(b)	Parent to Provide Parent Common Stock.  At or prior
to the Effective Time, Parent shall make available to the Exchange
Agent for exchange and payment in accordance with this Article II, through the procedures set forth in the Exchange Agent Agreement, the shares of Parent Common Stock issuable pursuant to, and the cash payable pursuant to, Section 2.06 and in accordance with the Exchange
Agent Agreement.

		(c)	Exchange Procedures.  The Surviving Corporation
shall, in accordance with the Exchange Agent Agreement, cause to be delivered or mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.06, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash payable to such holder pursuant to Section 2.06 and certificates representing shares of Parent Common Stock payable to such holder pursuant to Section 2.06, if any. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by

Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the cash payable to such holder pursuant to Section 2.06 and a certificate representing the number of whole shares of Parent Common Stock and payment in lieu of fractional shares, if any, which such holder has the right to receive pursuant to Section 2.06, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificatethat, prior to the Effective Time, represented shares of Company Common Stock or Company Preferred Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock, if any, into which such shares of Company Common Stock or Company Preferred Stock shall have been so converted, the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.06(i), and the right to receive cash in the manner provided by Section
2.06 hereof.

		(d)	Distributions With Respect to Unexchanged Shares.
No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered
Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

		(e)	Transfers of Ownership.  If any certificate for shares
of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common
Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

		(f)	No Liability.  Notwithstanding anything to the
contrary in this Section 2.08, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Company Common Stock or Company Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

		SECTION 2.09. No Further Ownership Rights in Company Common Stock or Company Preferred Stock. All cash paid or payable in respect of shares of Company Common Stock and Company
Preferred Stock in accordance with the terms hereof (together with all shares of Parent Common Stock issued upon the surrender for exchange of shares ofCompany Series A Preferred Stock in accordance with the terms hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this
Article II.

		SECTION 2.10. Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Common
Stock or Company Preferred Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 2.06(i) and the cash payable in the manner specified in Section 2.06 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

		SECTION 2.11. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Parent, the officers and directors of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.


ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

		As an inducement to Parent to enter into this Agreement, the Company hereby represents and warrants to Parent as follows:

		SECTION 3.01. Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted.
Except as set forth inSection 3.01 of the Disclosure Schedule, the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the failure to be licensed or qualified would have a Material Adverse Effect. The Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Articles of Incorporation or Bylaws. True and correct copies of the Articles of Incorporation and Bylaws of the Company, each as in effect on the date hereof, have been made available or delivered by the Company to Parent. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Parent and Merger Sub) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

		SECTION 3.02.  Capital Stock of the Company; Ownership
of the Shares. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 14,000,000 shares of Company Series A Preferred Stock, 5,000,000 shares of Company Series B Preferred Stock, 9,412,500 shares of
Company Series C Preferred Stock and 232,000 shares of Company
Series D Preferred Stock. As of the date hereof, (i) 4,028,930 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 10,050,000 shares of Company Common Stock are reserved for issuance pursuant to employee stock options granted pursuant to the Stock Option Plan, (iii) 7,626,901 Company Stock Options are outstanding thereunder, (iv) 12,200,000 shares of Company Series A Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (v) 5,000,000 shares of Company Series B Preferred
Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (vi) 9,012,500 shares of Company Series C Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (vii) 232,000 shares of Company Series D Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Company Common Stock or Company Preferred Stock was issued in violation of any preemptive rights. Except for the Stock Option Plan and except as disclosed in
Section 3.02(a)(i) of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company to which the Company is a party or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as disclosed in Section 3.02(a)(ii) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements orunderstandings in effect with respect to the voting or transfer of any of the Company Common Stock or Company Preferred Stock.

		(b)	Except as set forth in Section 3.02(b) of the
Disclosure Schedule, the stock register of the Company accurately records: (i) the name and last known address of each owner of record of shares of capital stock of the Company and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

		SECTION 3.03. Subsidiaries. (a) Section 3.03(a) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests by the Company and its Subsidiaries.

		(b)	There are no other corporations, partnerships, joint
ventures, associations or other similar entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

		(c)	Except as set forth in Section 3.03(c) of the
Disclosure Schedule, each Subsidiary that is a corporation: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for, in each of clauses (i), (ii) and (iii), such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Each Subsidiary that is not a corporation:
(i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the material properties and material assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for, in each of clauses (i), (ii) and (iii), such failures which, when taken together with all other such failures, would not have a Material Adverse Effect.

		(d)	Other than directors' qualifying shares in foreign
jurisdictions, all the outstanding shares of capital stock of each Subsidiary that is a corporation are validly issued, fully paid, nonassessable and free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances.

		(e)	There are no options, warrants, convertible securities,
or other rights, agreements, arrangements or commitments of any character to which Company or any Subsidiary is a party obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary.

		(f)	No Subsidiary has taken any action that in any
respect conflicts with, constitutes a default under or results in a violation of any provision of its charter or by-laws (or similar organizational documents) except for such actions which, when taken together with all other such actions, would not have a Material Adverse Effect. True and complete copies of the charter and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been made available or delivered by the Company to Parent.

		(g)	There are no voting trusts, stockholder agreements,
proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary.

		(h)	The stock register of each Subsidiary that is a
corporation accurately records: (i) the record owners of capital stock of such Subsidiary and (ii) the certificate number of each certificate evidencing shares of capital stock issued by such Subsidiary, the number of shares evidenced each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

		SECTION 3.04. Corporate Books and Records. Complete and accurate copies of all the minute books and of the stock register of the Company and each Subsidiary have been provided or made available by the Company to Parent.

		SECTION 3.05. No Conflict. Subject to approval of the Merger and this Agreement by the Company's shareholders (which at a minimum shall be provided by the written consent of the Principal Shareholder), assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and notifications listed in Section 3.06 of the Disclosure
Schedule have been made, the execution, delivery and performance of this Agreement by the Company do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Company or any Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to the Company or any Subsidiary (other than conflicts and violations which could not reasonably be expected to have a MaterialAdverse Effect or as would occur solely as a result of the identity or the legal or regulatory status of Parent or any of its Affiliates), or (c) except as set forth in Section 3.05(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of the Company or any Subsidiary pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any Subsidiary is a party or by which any of such assets or properties is bound or affected.

		SECTION 3.06. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (a) as described in Section 3.06 of the Disclosure Schedule, (b) the notification requirements of the HSR Act, (c) the filing of the Agreement of Merger and (d) such other consents, the absence of which could not reasonably be expected to result in a Material Adverse Effect.

		SECTION 3.07.  Financial Information/Books and Records.
(a) True and complete copies of (i) the audited consolidated balance sheet of the Company for each of the three fiscal years ended as of December
31, 1995, December 31, 1994 and December 31, 1993, and the related audited consolidated statements of income, retained earnings, stockholders' equity and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company's Accountants (collectively referred to herein as the "Financial Statements") and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 1996 (the "Interim Balance
Sheet"), and the related consolidated statements of income, retained earnings, stockholders' equity and cash flows of the Company, together with all related notes and schedules thereto (collectively referred to herein as the "Interim Financial Statement") have been made available or delivered by the Company to Parent. The Financial Statements and the Interim Financial Statement (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and (iv) include all material adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company and the Subsidiaries and the results of the operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, except that the unaudited Interim Financial Statement wasand is subject to normal and recurring year-end adjustments which were or were not expected to be material in amount.

		(b)	The books of account and other financial records of
the Company and the Subsidiaries: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

		SECTION 3.08. No Undisclosed Liabilities. There are no Liabilities of the Company or any Subsidiary required by U.S. GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and the Subsidiaries in the notes thereto, other than Liabilities (i) reflected or reserved against on the Interim Balance Sheet,
(ii) disclosed in Section 3.08 of the Disclosure Schedule or (iii) incurred since the date of the Interim Balance Sheet in the ordinary course of business, consistent with the past practice, of the Company and the Subsidiaries and which do not and could not reasonably be expected to have a Material Adverse Effect. Reserves are reflected on the Interim Balance Sheet against all material Liabilities of the Company and the Subsidiaries in amounts that have been established on a basis consistent with the past practices of the Company and the Subsidiaries and in accordance with U.S. GAAP.

		SECTION 3.09. Receivables; Inventory. (a) Except to the extent, if any, reserved for on the Interim Balance Sheet, all Receivables reflected on the Interim Balance Sheet arose from the sale of inventory or services and in the ordinary course of business consistent with past practice and, except as reserved against on the Interim Balance Sheet, constitute, to the Company's knowledge, only valid, undisputed claims of the Company or a Subsidiary not subject to material and valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. All Receivables reflected on the Interim Balance Sheet
(subject to the reserve for bad debts, if any, reflected on the Interim Balance Sheet) have been collected or are or could reasonably be expected to be collectible in the normal course, without resort to litigation or extraordinary collection activity.

		(b)	All of the inventories of the Company reflected on
the Interim Balance Sheet and the Company's books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company's regular inventory practices and are set forth on the Company's books and records in accordance with the practices and principals of the Company consistent with the method of treating said items in prior periods. The presentation of inventory on the Interim BalanceSheet conforms to U.S. GAAP and such inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value.

		SECTION 3.10. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the date of the Interim Balance Sheet, except as disclosed in Section 3.10 of the Disclosure Schedule, the business of the Company and the Subsidiaries has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in
Section 3.10 of the Disclosure Schedule, since the date of the Interim Balance Sheet, neither the Company nor any Subsidiary has:

	(i) permitted or allowed any of the material assets or material properties (whether tangible or intangible) of the Company or any Subsidiary to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Effective Time;

	(ii) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Interim Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet;

	(iii) except in the ordinary course of business consistent with past practice, made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

	(iv) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or any Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to the Company;

	(v) made any material changes in the customary methods of operations of the Company or any Subsidiary, including, without limitation, practices and policies relating to manufacturing, purchasing, inventories, marketing, selling and pricing;

	(vi) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any assets material to the Company and the Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice;
	(vii) made any capital expenditure or commitment for any capital expenditure in excess of $200,000 individually or $2,000,000 in the aggregate;

	(viii) sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or material assets, real, personal or mixed material to the Company and the Subsidiaries taken as a whole but excluding the sale of inventories in the ordinary course of business consistent with past practice;

	(ix) except for exercises and conversions of securities outstanding on the date of this Agreement and customary stock option grants
(covering no greater than 150,000 or, in the event that the Effective
Time has not occurred by March 31, 1997, 300,000 shares of Company
Common Stock) for new hires and existing employees consistent with past practice and issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company or any Subsidiary;

	(x) entered into any material agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person);

	(xi) (A) other than as contemplated by this Agreement, granted any material increase, or announced any material increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any Plan or (B) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or any existing agreement and/or involving ordinary increases consistent with the past practices of the Company or such Subsidiary;

	(xii) materially written down or materially written up (or failed to write down or write up in accordance with U.S. GAAP consistent with past practice) the value of any inventories or Receivables or revalued any assets of the Company or any Subsidiary other than in the ordinary course of business consistent with past practice and in accordance with U.S. GAAP;

	(xiii) amended, terminated, cancelled or compromised any material claims of the Company or any Subsidiary or waived any other rights of substantial value to the Company or any Subsidiary;

	(xiv) made any change in any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by U.S. GAAP;

	(xv)	allowed any Permit or Environmental Permit that was
issued or relates to the Company or any Subsidiary or otherwise relates to any asset to lapse or terminate or failed to renew any such Permit or Environmental Permit or any insurance policy that is scheduled to terminate or expire within 45 calendar days of the Effective Time, except for such lapses, terminations or failures which could not reasonably be expected to have a Material Adverse Effect;

	(xvi) materially amended, modified or consented to the termination of, any Material Contract or the Company's or any Subsidiary's rights thereunder;

	(xvii) amended or restated the Articles of Incorporation or the Bylaws (or other organizational documents) of the Company or any Subsidiary;

	(xviii) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than twenty (20) employees in any six-month period in the ordinary course of business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section
1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

	(xix) made any express or deemed election (other than an election pursuant to Section 341(f) of the Code) or settled or compromised any liability, with respect to Taxes of the Company or any Subsidiary;

	(xx) suffered any casualty loss or damage with respect to any asset which individually has a replacement cost of more than $500,000, whether or not such loss or damage shall have been covered by insurance;

	(xxi) received notice of any claim of ownership by a third party of the Owned Intellectual Property or of infringement by the Company of any third party's Intellectual Property rights;

	(xxii) materially changed the pricing or royalties set or charged by the Company to its customers or licensees or been the subject of a material change in pricing or royalties set or charged with regard to the Licensed Intellectual Property; or

	(xxiii) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.10 except as is expressly contemplated by this Agreement.
		SECTION 3.11.  Litigation.  Except as set forth in Section
3.11 of the Disclosure Schedule (which, with respect to each Action disclosed therein, sets forth: the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Company or any Subsidiary (or by or against the Company or any Affiliate thereof and relating to the Company or any Subsidiary), or affecting any of the Assets, pending before any Governmental Authority
(or, to the knowledge of the Company, threatened to be brought by or before any Governmental Authority) that could reasonably be expected to have a Material Adverse Effect. None of the matters disclosed in
Section 3.11 of the Disclosure Schedule has or has had a Material
Adverse Effect or could reasonably be expected to materially adversely affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Section 3.11 of the Disclosure Schedule, none of the Company, the Subsidiaries nor any of the Assets nor the Company is subject to any Governmental Order (nor, to the knowledge of the Company are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect since the date of the Interim Balance Sheet.

		SECTION 3.12.  Certain Interests.  (a) Except as disclosed in
Section 3.12(a) of the Disclosure Schedule, no officer or director of the Company or any Subsidiary and no relative or spouse (or relative of such spouse) who resides with, any such officer or director:

	(i) has any material direct or indirect financial interest in any competitor, supplier or customer of the Company or any Subsidiary, provided, however, that the ownership of debt securities or the ownership of equity securities representing no more than ten percent of the outstanding voting power of any competitor, supplier or customer, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other material connection or relationship with such competitor, supplier or customer;

	(ii) owns, directly or indirectly, in whole or in part, or has any other material interest in any material tangible or intangible property which the Company or any Subsidiary uses or has used in the conduct of its business or otherwise; or

	(iii) has outstanding any material Indebtedness to the Company or any Subsidiary.

		(b)	Except as disclosed in Section 3.12(b) of the
Disclosure Schedule, neither the Company nor any Subsidiary has any material Liability or any other obligation of any nature whatsoever to any officer, director or shareholder of the Company or any Subsidiary or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

		SECTION 3.13. Compliance with Laws. (a) Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Company and the Subsidiaries have each conducted and continue to conduct the Business in substantial compliance with all Laws and Governmental
Orders applicable to the Company or any Subsidiary or any of the Assets, and neither the Company nor any Subsidiary is in material violation of any such Law or Governmental Order. To the knowledge of executive officers of the Company, none of the Company, any Subsidiary nor any officer, director, employee, agent or representative of the Company or any Subsidiary has, on behalf of the Company, furthered or supported any foreign boycott in violation of the Anti-Boycott laws and regulations promulgated pursuant to the Export Administration Act of 1979 (50 U.S.C.A. Appx S 2407, and regulations promulgated thereunder).

		(b)	Section 3.13(b) of the Disclosure Schedule sets forth
a brief description of each material Governmental Order applicable to the Company or any Subsidiary or any of the Assets, and no such Governmental Order has or has had a Material Adverse Effect.

		SECTION 3.14. Environmental and Other Permits and Licenses; Related Matters. (a) Except as disclosed in Section 3.14(a)(i) of the Disclosure Schedule, the Company and the Subsidiaries currently hold and at all times have possessed all the health and safety and other permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities (collectively, "Permits"), including, without limitation, Environmental Permits, necessary or proper for the current use, occupancy and operation of each Asset of the Company and the Subsidiaries, and all such Permits are in full force and effect.
Section 3.14(a)(ii) of the Disclosure Schedule sets forth those Permits the absence of which would have a Material Adverse Effect. Except as disclosed in Section 3.14(a)(iii) of the Disclosure Schedule, to the Company's knowledge, there is no existing practice, action or activity of the Company or any Subsidiary and, to the Company's knowledge, no existing condition of the Assets of the Company or any Subsidiary which will give rise to any civil or criminal Liability under, or violate or prevent compliance with, any health or occupational safety or other applicable Law. None of the Company or any Subsidiary has received any notice from any Governmental Authority revoking, cancelling, rescinding, materially modifying or refusing to renew any Permit or providing written notice of violations under any Law. Except as disclosed in Section 3.14(a)(iv) of the Disclosure Schedule, the Company and each Subsidiary is in all material respects in compliance with the Permits and the requirements of the Permits. Section
3.14(a)(v) of the Disclosure Schedule identifies all Permits that are nontransferable or which will require the consent of any Governmental Authority in the event of the consummation of the transactions contemplated by this Agreement.

		(b)	Except as disclosed in Section 3.14(b) of the
Disclosure Schedule, (i) to the knowledge of the Company, Hazardous Materials have not been treated, stored, disposed of or transported to or from, or Released on any real property owned or leased by theCompany or any Subsidiary (the "Real Property") or, to the knowledge of the Company, any property adjoining any such real property; (ii) the Company and the Subsidiaries have disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Laws and Environmental Permits; (iii) there are no past, pending or, to the Company's knowledge, threatened Environmental Claims against the Company, any Subsidiary, or any Real Property; (iv) no Real Property or, to the knowledge of the Company, any property adjoining any Real Property, is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list of sites requiring investigation or cleanup; and (v) to the Company's knowledge, neither the Company nor any Subsidiary has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list or which is the subject of any Environmental Claim.

		(c)	Except as disclosed in Section 3.14(c) of the
Disclosure Schedule, to the Company's knowledge, there are no circumstances with respect to any Real Property or other Asset or the operation of the Company's business which could reasonably be anticipated (i) to form the basis of an Environmental Claim against the Company, any Subsidiary or any Real Property or Asset or (ii) to cause such Real Property or Asset to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

		SECTION 3.15. Material Contracts. (a) Section 3.15(a) of the Disclosure Schedule lists each of the following material contracts and material agreements (including, without limitation, oral and informal arrangements) of the Company and the Subsidiaries (such contracts and agreements, together with all material contracts, agreements, leases and subleases concerning the management or operation of any Real Property (including, without limitation, material brokerage contracts) listed or otherwise disclosed in Section 3.17(a) or 3.17(b) of the Disclosure Schedule to which the Company or any Subsidiary is a party and all material agreements relating to Intellectual Property set forth in Section 3.18(a) of the Disclosure Schedule, being "Material Contracts"):

	(i) each contract or agreement for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or any Subsidiary under the terms of which the Company or any Subsidiary: (A) is likely to pay or otherwise give consideration of more than $250,000 in the aggregate during the calendar year ended December 31, 1996 or (B) is likely to pay or otherwise give consideration of more than $500,000 in the aggregate over the remaining term of such contract;

	(ii) each contract and agreement for the sale of Inventory or other personal property or for the furnishing of services by the Company or any Subsidiary which: (A) is likely to involve consideration of more than $500,000 in the aggregate during the calendar year ended December
31, 1996 or (B) is likely to involve consideration of more than $2,000,000 in the aggregate over the remaining term of the contract;

	(iii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party;

	(iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and which are not cancelable without penalty or further payment and without more than 30 days' notice;

	(v) all contracts and agreements relating to Indebtedness in excess of $100,000 of the Company or any Subsidiary;

	(vi) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party;

	(vii) all contracts and agreements to which the Company or any Subsidiary is a party that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

	(viii) all contracts and agreements between or among the Company and any Affiliate of the Company that will survive (in whole or in part) the Effective Time;

	(ix) all contracts and agreements providing for benefits under any Plan;

	(x)  any distribution, joint marketing or development agreement;

	(xi) all contracts and agreements under which the Company has obtained or will obtain Intellectual Property that is a component of any of the Company's products or services or that is necessary to develop, test, support, modify, maintain, reproduce, distribute, license or sell the Company's products or provide the Company's services;

	(xii) all contracts and agreements that in any way substantially limit or restrict or would substantially limit and restrict the Company's or, immediately after the Effective Time, Parent's or its subsidiaries' ability to use, modify, display,reproduce, distribute, license or sell the Company's products or provide the Company's services; and

	(xiii) all other contracts and agreements whether or not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of the Business or the absence of which would have a Material Adverse Effect.

		For purposes of this Section 3.15 and Sections 3.16, 3.17 and 3.18, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

		(b)	Except as disclosed in Section 3.15(b) of the
Disclosure Schedule, each Material Contract: (i) is valid and binding on the Company or any Subsidiary which is a party thereto and, to the knowledge of the Company, the other parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in
Section 3.06 of the Disclosure Schedule are not obtained, shall be in full force and effect without material penalty or other material adverse consequence. Neither the Company nor any Subsidiary is in material breach of, or default under, any Material Contract.

		(c)	Except as disclosed in Section 3.15(c) of the
Disclosure Schedule, to the Company's knowledge, no other party to any Material Contract is in material breach thereof or default hereunder.

		(d)	Except as disclosed in Section 3.15(d) of the
Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of the Company or any Subsidiary which are material to the Company and its Subsidiaries.

		SECTION 3.16. Intellectual Property. (a) Section 3.16(a) of the Disclosure Schedule contains an accurate and complete listing setting forth (x) all registered Trademarks, Patents, Copyrights and registered Mask Works (as each such term is hereinafter defined) which are owned by the Company or any of its Subsidiaries and (y) all Licenses to which the Company or any of its Subsidiaries is a party
(other than shrink-wrap software and databases licensed to the Company or to any of its Subsidiaries under nonexclusive software Licenses granted to end-user customers by third parties in the ordinary course of business of such third parties' businesses), such schedule indicating, as to each such License, whether the Company or any of its Subsidiaries is the licensee or licensor.

		(b)	Except as set forth in Section 3.16(b)(i) of the
Disclosure Schedule, neither the Company nor any of its Subsidiaries is under any obligation to pay any royalty orother compensation to any third party or to obtain any approval or consent for the use of any Intellectual Property used in or necessary for its business as currently conducted or as currently proposed to be conducted. None of the Intellectual Property owned by the Company or by any of its Subsidiaries, or to the Company's knowledge, licensed to the Company or to any of its Subsidiaries, is subject to any outstanding judgment, order, decree, stipulation, injunction or charge. Except as set forth in
Section 3.16(b)(ii) of the Disclosure Schedule, there is no complaint, action, suit, proceeding, hearing, investigation or demand pending or, to the Company's knowledge, threatened, which challenges the legality, validity, enforceability, or the Company's or any of its Subsidiaries' use or ownership of any of the Intellectual Property owned by the Company or any of its Subsidiaries or, to the Company's knowledge, licensed to the Company or to any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to any Intellectual Property, except as may be contained within agreements for the sale of the Company's products in the ordinary course or the Licenses set forth in Section 3.16(a) of the Company Disclosure Schedule.

		(c)	No material breach or material default (or event which
with notice or lapse of time or both would result in a material event of default) by the Company or any of its Subsidiaries exists or has occurred under any License or other agreement pursuant to which the Company or any of its Subsidiaries uses any Intellectual Property owned by a third party or has granted any third party the right to use its Intellectual Property, and the consummation of the transactions contemplated by this Agreement will not violate or conflict with or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default), result in a forfeiture under, or constitute a basis for termination of any such License or other agreement.

		(d)	The Company and its Subsidiaries own or have the
right to use all items of Intellectual Property set forth in Section 3.16(a) of the Disclosure Schedule and own or have the right to use all items of Intellectual Property necessary to provide, produce, use, sell and License the services and products currently provided, produced, used, sold and licensed by the Company and its Subsidiaries and to conduct the business of the Company and its Subsidiaries as presently conducted, free and clear of all Encumbrances, provided that the Company makes no warranty with respect to infringement of intellectual property rights of third parties except as expressly provided in Section 3.16(e) .

		(e)	To the Company's knowledge, except as set forth in
Section 3.16(e) of the Disclosure Schedule, the conduct of the Company's and its Subsidiaries' business, the Intellectual Property owned or used by the Company and its Subsidiaries, and the products or services produced, sold or licensed by or under development by the Company and its Subsidiaries do not infringe any Intellectual Property rights or any other proprietary right of any Person or give rise to any obligations to any Person as a result of co-authorship, coinventorship, or an express or implied contract for any use or transfer. Except as set forth in Section 3.16(e) of the Disclosure Schedule, the Company and its Subsidiaries have received no notice or have any knowledge of any allegations or threats that the Company's and its Subsidiaries' use of any of the Intellectual Property infringes upon or is in conflict with any Intellectual Property or proprietary rights of any third party, and to the Company's knowledge, no basis exists for any such allegations or threats.

		(f)	Except as set forth on Section 3.16(f) of the
Disclosure Schedule, neither the Company nor any of its Subsidiaries has sent or otherwise communicated to any other person any notice, charge, claim or assertion of any present, impending or threatened infringement by any other Person of any Intellectual Property of the Company and its Subsidiaries or any Intellectual Property that the Company has the right to use.

		(g)	None of the Company's and its Subsidiaries' products
or services incorporate, are based upon or are derived or adapted from, any Intellectual Property of any other person in violation of any statutory or other legal obligation or any agreement to which the Company and its Subsidiaries is a party or by which it is bound.

		(h)	All of the Company's and its Subsidiaries' Patents,
Trademarks and Copyrights that are material to the conduct of the Business issued by, registered with or filed with the United States
Patent and Trademark Office or Register of Copyrights or the corresponding offices of other countries have been so duly registered, filed in or issued, as the case may be, have been properly maintained and renewed in all material respects in accordance with all applicable provisions of law and administrative regulations, and the Company and its Subsidiaries, as the case may be, are the record owners thereof. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Intellectual Property, and, to the Company's knowledge, there have been no acts or omissions by the Company or its Subsidiaries, the result of which would be to compromise the rights of the Company or its Subsidiaries to apply for or enforce appropriate legal protection of such Intellectual Property.

		(i)	Except as described in Section 3.16(i) of the
Disclosure Schedule, substantially all of the Company's and its Subsidiaries' employees and agents and independent contractors retained by the Company or any of its Subsidiaries and each of the Company's and its Subsidiaries' officers and directors has entered into a written agreement with the Company or any of its Subsidiaries (x) providing that all of the Company's and its Subsidiaries' Intellectual Property is confidential and proprietary to the Company or any of its Subsidiaries, and (y) obligating to the fullest extent allowed by law the disclosure and transfer to the Company or any of its Subsidiaries, in consideration for no more than normal salary and continued employment or consultant fees, as the case may be, of all inventions, developments and work product which during the period of his or her employment orconsultancy with the Company or any of its Subsidiaries, as the case may be, such employee, officer, director or independent contractor made or makes that related or relate to any subject matter with which such employee's, officer's, director's or independent contractor's work for the Company or any of its Subsidiaries was concerned, or, in the case of employees, officers, agents and directors, are made during such person's period of employment (or contractual relationship) or in connection therewith. No former employees, officers, directors or independent contractors of the Company or any of its Subsidiaries have asserted any claim, or, to the Company's knowledge, have any, valid claim or valid right to any of the Company's or any of its Subsidiaries' Intellectual Property used in or necessary for the conduct of the Company's or its Subsidiaries' business as now conducted. To the Company's knowledge, no employee, officer, agent or director of the Company or any of its Subsidiaries is a party to or otherwise bound by any agreement with or obligated to any other Person (including, any former employer) which conflicts with any obligation or commitment of such employee to the Company or any of its Subsidiaries under any agreement to which he or she is a party or otherwise.

		(j)	Section 3.16(j) of the Disclosure Schedule identifies
each person to whom the Company or any of its Subsidiaries has sold or otherwise transferred any interest or rights to any Intellectual
Property (other than end user licenses for computer software and related documentation transferred in the ordinary course of business) or purchased rights in any Intellectual Property, and the date, if applicable, of each such sale, transfer or purchase.

		(k)	The Company and each of its Subsidiaries have taken
reasonable steps in accordance with normal industry practice to preserve and maintain, reasonably complete notes and records (including, without limitation, drawings, flow-charts and prototypes) relating to its know-how, inventions, processes, procedures, drawings, specifications, designs, plans, written proposals, technical data, works of authorship and other proprietary technical information, sufficient to cause such proprietary information to be readily identified, understood and available.

		SECTION 3.17. Real Property. (a) The Company owns no real property, nor has it ever owned any real property. Section 3.17(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease.
To the Company's knowledge, all such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and to the Company's knowledge, there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

		(b)	The Company has good and valid title to, or, in the
case of material leased properties and assets, valid leasehold interests in, all of its material tangible propertiesand assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Interim Financial Statements or in Section 3.17(b) of the Disclosure Schedule and except for Permitted
Encumbrances.

		SECTION 3.18.  Assets.  (a)  Except as disclosed in Section
3.18 of the Disclosure Schedule, either the Company or a Subsidiary, as the case may be, owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, the Real Property and the Equipment, material to the conduct of the Company's business or otherwise owned, leased or used by the Company or any Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used or intended to be used by the Company or any Subsidiary or in or relating to the conduct of the Company's business
(all such properties, assets and contract rights being the "Assets"). Either the Company or a Subsidiary, as the case may be, has good title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (i) as disclosed in Section 3.16, 3.17(a), 3.17(b) or 3.18 of the Disclosure Schedule and (ii) Permitted Encumbrances.

		(b)	The Assets constitute all the properties, assets and
rights, used or intended to be used in the conduct of, the Company's business. At all times since the date of the Interim Balance Sheet, the Company has caused the Assets to be maintained in accordance with good business practice.

		(c)	Immediately following the Effective Time, either the
Company or a Subsidiary, as the case may be, will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in the Assets without incurring any penalty or other adverse consequence, including, without limitation, any material increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. Immediately following the Closing, either the Company or a Subsidiary, as the case may be, shall own and possess all material documents, books, records, agreements and financial data of any sort used by the Company or such Subsidiary in the conduct of the Company's business or otherwise.

		SECTION 3.19. Customers. Listed in Section 3.19 of the Disclosure Schedule are the names and addresses of the 20 most significant customers (by revenue) of the Company and the Subsidiaries for the twelve-month period ended December 31, 1995 and the amount for which each such customer was invoiced during such period. Except as disclosed in Section 3.19 of the Disclosure Schedule, none of the Company or any Subsidiary has received any notice that any customer listed in Section 3.19 of the Disclosure Schedule of the Company has ceased, or will cease, to use the products, equipment, goods or servicesof the Company or any Subsidiary, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

		SECTION 3.20. Employee Benefit Plans; Employment Agreements. (a) Section 3.20(a) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), regardless of whether ERISA is applicable thereto, all other bonus, stock option, restricted stock, stock purchase, incentive, deferred compensation, supplemental retirement, severance or termination pay, medical or life insurance, supplemental unemployment benefits, change in control, non-competition, profit-sharing, pension or retirement plans, programs, agreements or arrangements, including any employee plans or arrangements that is not subject to United States law, and any current or former employment, consulting or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, any trade or business
(whether or not incorporated) which is a member of the controlled group including the Company or which is under common control with
Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any Subsidiary, to which the Company, an ERISA
Affiliate, or any Subsidiary is a party, with respect to which the Company, an ERISA Affiliate, or
				54
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any Subsidiary could have a material obligation, as well as each plan with respect to which the Company or an ERISA Affiliate could incur material liability if such plan has been or were terminated (together, the "Employee Plans'), and a copy of each such written Employee Plan and any related trust or other funding arrangement, summary, plan description and actuarial report has been made available to Parent.

		(b)	Except as set forth in Section 3.20(b) of the
Disclosure Schedule, (i) none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no transaction or failure to act with respect to any Employee Plan, which would result in any material liability of the Company or any of its subsidiaries; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violations of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans except as to which non-compliance, non-performance or default would not result in a Material Adverse Effect; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions (including premiums) required to be made to any Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plans years, and except as disclosed inSection 3.20(b) of the Disclosure Schedule, without limiting the foregoing, there are no material unfunded liabilities under any Employee Plan; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations of Section 4043 of ERISA) nor has any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and
(vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA
(other than liability for premium payments to the Pension Benefit
Guaranty Corporation arising in the ordinary course).

		(c)	There are no pending or, to the knowledge of the
Company, threatened litigation, suits, claims or enforcement actions against the Company with respect to any of the Employee Plans.

		(d)	Section 3.20(d) of the Disclosure Schedule sets forth
a true and complete list of each current or former employee, officer, director of the Company or any Subsidiary or consultants, advisors or other independent contractors to the Company or any of its subsidiaries who holds any option to purchase the Company Common Stock as of the date hereof, together with the number of shares of the Company
Common Stock subject to such option, the date of grant of such option, the extent to which such option is vested, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code (an "ISO"), and the expiration date of such option. All of the Company's options are nonqualified options.

		SECTION 3.21.   Labor Matters.   There are no disputes
pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which disputes have or may have a Material Adverse Effect; neither the Company nor any of its subsidiaries is a party to a collective bargaining agreement or other labor contract applicable to persons employed by the Company or its subsidiaries nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

		SECTION 3.22. Key Employees. Section 3.22 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1995, the date of employment and a description of position and job function of each current salaried employee, officer, director,consultant or agent of the Company or any Subsidiary whose annual compensation exceeded (or, in 1996, is expected to exceed) $175,000.

		SECTION 3.23.  Taxes.  (a) Except as disclosed in Section
3.23 of the Disclosure Schedule, (i) all returns and reports in respect of material Taxes required to be filed with respect to the Company and each Subsidiary (including the consolidated federal income tax return of the Company and any state Tax returns that includes the Company or any Subsidiary on a consolidated or combined basis) have been timely filed or are under a valid extension of time to file; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid or adequate reserves for their payment have been made; (iii) no adjustment relating to such returns has been proposed formally or informally by any Tax authority to the Company or any Subsidiary or representative thereof and, to the knowledge of the Company, no basis exists for any such adjustment; (iv) there are no pending or, to the knowledge of the Company, threatened actions or proceedings for the assessment or collection of a material amount of Taxes against the Company or any Subsidiary or any corporation that was included in the filing of a return with the Company on a consolidated or combined basis; (v) there are no Tax liens on any assets of the Company or any Subsidiary other than liens for Taxes not yet due and payable; (vi) other than as set forth in Section 3.23(a) of the Disclosure Schedule and other than as provided in Section 6.02, neither the Company nor any Subsidiary nor, to the knowledge of the Company, any Affiliate of the Company, is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code
(disregarding Section 280G(b)(4) of the Code); (vii) other than as provided in Section 6.02, no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (viii) from and after December 31, 1992, the Company and each Subsidiary has been and continues to be a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Company files a consolidated return as the common parent, and has not been includible in any other consolidated return for any taxable period for which the statute of limitations has not expired; (ix) neither the Company nor any Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (x) neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xi) neither the Company nor any Subsidiary is subject to any accumulated earnings tax or personal holding company tax.

 		(b)	Except as disclosed with reasonable specificity in
Section 3.23(b) of the Disclosure Schedule: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or anySubsidiary may be subject; (ii) neither the Company nor any Subsidiary (A) has been or is a passive foreign investment company within the meaning of
Section 1296 of the Code, (B) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (C) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (iii) neither the Company nor any Subsidiary has any (A) income reportable for a period ending after the Effective Time but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Effective Time which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), (B) deferred gain or loss arising out of any deferred intercompany transaction or (C) any excess loss account; (iv) there are no proposed reassessments of any property owned by the Company or any Subsidiary or other proposals that could materially increase the amount of any Tax to which the Company or any Subsidiary would be subject which could reasonably be expected to have a material Adverse Effect; (v) neither the

Company nor any Subsidiary is obligated under any agreement with respect to industrial development bonds or similar obligations, with respect to which the excludibility from gross income of the holder for federal income tax purposes could be affected by the transactions contemplated hereunder; and (vi) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or a Subsidiary.

		(c)	(i) Section 3.23 of the Disclosure Schedule lists all
income, franchise and similar tax returns (federal, state, local and foreign) filed with respect to each of the Company and the Subsidiaries for taxable periods ended on or after December 31, 1992, indicates for which jurisdictions Returns have been filed on the basis of a unitary group, indicates the most recent income, franchise or similar tax return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all tax returns that currently are the subject of audit; (ii) the Company has made available to Parent correct and complete copies of all federal, state and foreign income, franchise and similar tax returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 1992; and (iii) the Company has made available to Parent a true and complete copy of any tax-sharing or allocation agreement or arrangement involving the Company or any Subsidiary.

		SECTION 3.24. Insurance. Section 3.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no material claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has noknowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

		SECTION 3.25. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

		SECTION 3.26. Approval Requirements. The only actions by the shareholders of the Company necessary to approve this Agreement and the transactions contemplated by this Agreement are (a) the approval of a majority of the outstanding shares of the Company Common Stock and (b) the approval of a majority of the outstanding shares of the Company Preferred Stock, voting together (on an as converted basis) as a single class. The approval of this Agreement and the transactions contemplated hereby by all of the shares of Company Common Stock and Company Preferred Stock owned by the Principal Shareholder (the "Principal Shareholder Approval") will be sufficient to satisfy the required actions described in clauses (a) and (b) of the immediately preceding sentence. The Principal Shareholder has provided, or will prior to the Effective Time provide, the Principal Shareholder Approval by written consent pursuant to the Articles of Incorporation and Bylaws of the Company and to California Law.


ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND
MERGER SUB

		As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

		SECTION 4.01. Organization and Authority. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of its obligations hereunder and the consummation by each of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger
Sub enforceable against each in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of generalapplication relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

		SECTION 4.02.  No Conflict.  Assuming compliance with
the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Company, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of either, (b) conflict with or violate any Law or Governmental Order applicable to either or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Parent or Merger Sub pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Parent or Merger Sub is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the business, operations, assets, results of operations or the condition (financial or otherwise) of Parent or the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

		SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Parent do not and Merger Sub will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) as described in a writing given to the Company by Parent on the date of this Agreement and (b) the notification requirements of the HSR Act and for applicable requirements, if any, of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities laws, and the filing of appropriate merger documents under California Law.

		SECTION 4.04. Brokers. No broker, finder or investment banker other than DMG Technology Group is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

		SECTION 4.05. SEC Documents: Undisclosed Liabilities. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1994 (the "Parent
SEC Documents").  As of their respective dates, the Parent SEC
Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the ParentSEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later Filed Parent SEC Document (as defined below), none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the approval of Financial Accounting Standards Board Statement of Financial
Accounting Standards No. 95) for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Parent SEC Documents, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto and reasonably be expected to have a material adverse effect on Parent and its subsidiaries taken as a whole.

		SECTION 4.06. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents"), since the date of the most recent audited financial statements included in the filed Parent SEC Documents, Parent has conducted its business only in the ordinary course, and there has not been (i) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Parent's capital stock except for regular quarterly dividends on Parent's outstanding preferred stock, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) any damage, destruction or loss, whether or not covered by insurance, that has or is likely to have a material adverse effect on Parent and its subsidiaries taken a whole, or (iv) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities, or business, except insofar as may have been required by a change in U.S. GAAP.

		SECTION 4.07. Litigation. Except as disclosed in the filed Parent SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries (and Parent is not aware ofany basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on Parent and its subsidiaries taken as a whole, (ii) impair the ability of Parent to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

		SECTION 4.08. Voting Requirements. No action by the shareholders of Parent is required to approve this Agreement and the transaction contemplated by this Agreement.


ARTICLE V

ADDITIONAL AGREEMENTS

		SECTION 5.01.  Conduct of Business Prior to the Closing.
(a)  The Company covenants and agrees that, except as described in
Section 5.01(a) of the Disclosure Schedule or as otherwise permitted by this Agreement (and subject to the limitations on conduct set forth in this Section 5.01), between the date hereof and the Effective Time, none of the Company or any Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company's and such Subsidiary's prior practice. Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the Disclosure Schedule, the Company shall, and shall cause each Subsidiary to, (i) continue its advertising and promotional activities, and pricing and
				59
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purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of its payables or receivables; (iii) use its reasonable efforts to (A) preserve intact its business organizations and the business organization of the Business,
(B) keep available to Parent and Merger Sub the services of the employees of the Company and each Subsidiary, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company, each Subsidiary and the Business and (D) preserve its current relationships with its customers, suppliers and other persons with which it has significant business relationships; (iv) exercise, but only after notice to Parent and receipt of Parent's prior written approval, any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 3.17(a) of the Disclosure Schedule which by their terms would otherwise expire; (v) not make an offer of employment to any Person without the approval of Parent and (vi) not engage in any practice, take any action, fail to take any action or enter into any transaction with knowledge that it would or could reasonably be expected to cause any representation or warranty of the Company to be untrue in any material respect or result in a material breach of any covenant made by the Company in this Agreement.

		(b)	Except as described in Section  5.01(b) of the
Disclosure Schedule, the Company covenants and agrees that, prior to the Effective Time, without the prior written consent of Parent, neither the Company nor any Subsidiary will do any of the things enumerated in the second sentence of Section 3.10 (including, without limitation, clauses (i) through (xxiii) thereof).

		SECTION 5.02. Access to Information. (a) From the date hereof until the Effective Time, upon reasonable notice, the Company shall, and shall cause the Subsidiaries and each of the Company's and the Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, and representatives of Parent reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Subsidiary who have any knowledge relating to the Company, any Subsidiary or the Company's business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, and representatives of Parent such additional financial and operating data and other information regarding the assets, properties and goodwill of the Company, the Subsidiaries and the Company's business (or legible copies thereof) as Parent may from time to time reasonably request.

		(b)	Parent shall keep such information confidential in
accordance with the terms of the Confidentiality Agreement.

		SECTION 5.03. Regulatory and Other Authorizations; Notices and Consents. (a) Each of Parent and the Company shall use its best reasonable efforts to obtain (or cause Merger Sub or the Subsidiaries, as the case may be, to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for execution and delivery of, and the performance of obligations pursuant to, this Agreement and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and to supply, as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

		(b)	Each of Parent and the Company shall, and shall
cause Merger Sub and the Subsidiaries, as the case may be, to, give promptly such notices to third parties and use its or their reasonable efforts to obtain such third party consents and estoppel certificates as may be reasonably necessary in connection with the transactions contemplated by this Agreement.



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

		(c)	Each of Parent and the Company shall use their
reasonable best efforts to obtain an assignment to Parent on reasonable terms of the license and distribution agreement dated as of August 12, 1996 between Microsoft Corporation ("Microsoft") and the Company, or the Company shall provide reasonable assurances as to a way of achieving equivalent functionality without the need for a license from Microsoft.

		(d)	The Company shall (i) use its reasonable best efforts
to obtain from Hewlett Packard a confirmation of the termination or expiration of Section 2.5(a) of the software porting and marketing agreement between Hewlett Packard and the Company or (ii) have provided Parent, prior to the Effective Time, evidence reasonably satisfactory to Parent that such termination or expiration has occurred.

		SECTION 5.04. Notice of Developments. Prior to the Effective Time, each of Parent and the Company shall promptly notify the other in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any material breach of a representation or warranty or covenant of Parent or the Company, as the case may be, in this Agreement or which could have the effect of making any representation or warranty of Parent or the Company in this Agreement or which could have the effect of making any representation or warranty of Parent or the Company, as the case may be, in this Agreement untrue or incorrect in any material respect.

		SECTION 5.05.  No Solicitation or Negotiation.  The
Company agrees that between the date of this Agreement and the earlier of (i) the Effective Time and (ii) the termination of this Agreement, none of the Company, and its Subsidiaries nor any of their respective Affiliates, officers, directors, representatives or agents will (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any Subsidiary (other than the exercise or conversion of outstanding options) or assets of the Company or any Subsidiary (other than inventory to be sold in the ordinary course of business consistent with past practice), (ii) to enter into any business combination with the Company or any Subsidiary or
(iii) to enter into any other extraordinary business transaction involving or otherwise relating to the Company or any Subsidiary, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify Parent promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contactand the terms and conditions of such proposal, offer, inquiry or other contact. The Company agrees not to, and to cause each Subsidiary not to, without the prior written consent of Parent, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any Subsidiary is a party.

		SECTION 5.06. Further Action. Each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

		SECTION 5.07. Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time of the Merger, Parent shall not, and shall not permit any of its subsidiaries to:


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	(a)	(i)  declare, set aside or pay any dividends on, or make any other distributions in respect of, any capital stock of Parent or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in resect of, in lieu of or in substitution for shares of Parent's capital stock; or

	(b)	authorize any of, or commit or agree to take any of, the
foregoing actions.


ARTICLE VI

STOCK OPTIONS

		SECTION 6.01. Stock Options. (a) At or prior to the Effective Time, the Company shall take all actions necessary to cause each outstanding Vested Company Stock Option, including obtaining the written consent of holders of Vested Company Stock Options, to be converted, at the Effective Time, into the right to receive as of the Effective Time in cancellation of such Vested Company Stock Option an amount in cash equal to the amount, if any, by which (i) the product determined by multiplying the number of shares of Company Common
Stock subject to such Vested Company Stock Option by the Common
Merger Consideration exceeds (ii) the aggregate exercise price for the shares of Company Common Stock subject to such Vested Company
Stock Option.

		(b)	Subject to the provisions of this Section 6.01, at the
Effective Time the Company's obligations under the Stock Option Plan and with respect to each outstandingUnvested Company Stock Option will be assumed by Parent. Each Unvested Company Stock Option so assumed shall continue to have, and be subject to, the same terms and conditions set forth in the applicable option agreement and the Stock
Option Plan pursuant to which such Unvested Common Stock Option was issued as in effect on the date hereof, except that at or prior to the Effective Time the Company shall take all actions necessary to cause each outstanding Unvested Company Stock Option to be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the relevant option agreement and the Stock Option Plan (as modified by this Section 6.01(b)), that number of shares of Parent Common Stock which is equal to the product of the Conversion Ratio and the number of shares of Company
Common Stock underlying such Company Stock Option immediately prior to the Effective Time, rounded, if necessary, down to the nearest whole share, at a price per share equal to (x) the aggregate exercise price for the Company Common Stock subject to such Company Stock
Option divided by (y) the number of shares of Parent Common Stock deemed to be subject to such Company Stock Option.

		(c)	In the event that holders of Vested Common Stock
Options do not exercise such options or consent to the amendment of such options as set forth in Section 6.01(a) as of the Effective Time, such remaining Vested Company Stock Options shall terminate as of the Effective Time in accordance with the provisions of the Stock
Option Plan.

		SECTION  6.02.  Certain Employee Benefit Matters.   (a)  As
of the Effective Time, Parent and the Company shall take all actions necessary to cause all option agreements which are in effect under the Stock Option Plan following the Effective Time in accordance with the provisions of Section 6.01 (the "Option Agreements") to provide that, in the event a recipient of options under such Option Agreement who is employed by Parent or its subsidiaries in accordance with this Agreement (each, an "Optionee") is terminated from employment without Cause during the period from the Effective Time until the second anniversary of the Effective Time (the "Covered Period"), all options granted to such Optionee under such Option Agreements which are not exercisable under the terms of such agreements on the date that the Optionee's employment is terminated shall accelerate, and that all options subject to such Option Agreements shall be exercisable for a period of thirty (30) days beginning on the date that the Optionee's employment is terminated, after which period all such options shall be cancelled and such Option Agreements
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

shall terminate. In the event an Optionee voluntarily resigns from employment with Parent or its subsidiaries without Good Reason (as defined below), is terminated from employment with Parent or its subsidiaries for Cause, or refuses an offer of employment in a similar position and at a comparable salary with Parent or its subsidiaries, all options which are not exercisable or have not been exercised on the date the Optionee's employment terminates shall be cancelled and the Option Agreements to which such Optionee is a party shall terminate. Except as otherwise provided, all other terms of the Option Agreements shall remain unchanged. Further, with respect to executives of the Company who are employed at the level of vicepresident or above as identified in the document titled "Current NeXT Software Employment Data", effective December 17, 1996, who are employed by Parent or the Company immediately after the Effective Time ("Transferred Senior Executives"), Parent and the Company shall take all actions necessary to amend the Option Agreements which are in effect with respect to such Transferred Senior Executives to provide that in the event such Transferred Senior Executive resigns from employment with Parent or its subsidiaries for Good Reason during the Covered Period, all options subject to such Option Agreements which are not exercisable under the terms of such agreements as of the date that the Transferred Senior Executive resigns shall accelerate, and that all options subject to such Option Agreements shall be exercisable for a period of thirty (30) days beginning on the date of such Transferred Senior Executive's resignation, after which time all such options shall be cancelled and such Option Agreements shall terminate.

		(b) It is the express understanding and intention of the Company and Parent that no employee of the Company or Parent or any of their subsidiaries or other person shall be deemed to be a third party beneficiary, or have or acquire any right to enforce the provisions of this Section, and that nothing in this Agreement shall be deemed to constitute an employee benefit plan or arrangement of the Company, Parent or any of their respective subsidiaries.

ARTICLE VII

ADDITIONAL AGREEMENTS

		SECTION 7.01. Securities Filings. Parent and the Company shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder, under applicable Blue Sky or similar securities laws, rules and regulations and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

		SECTION 7.02. Company Shareholder Approval. The Company shall use its best efforts to obtain the written consent of the Principal Shareholder in favor of the Merger, to notify all other shareholders of the Company of such consent and to take all other action necessary or advisable to secure the vote or consent of shareholders required by California Law to effect the Merger.

		SECTION 7.03. NNM Listing. Parent shall use reasonable efforts to cause the shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement to be authorized for listing on the NNM.

		SECTION 7.04. Shelf Registration. Parent shall be required to make available an effective shelf registration statement for the purpose of permitting resale of theshares of Parent Common Stock received pursuant hereto by the Principal Shareholder within 180 days of the date hereof.

		SECTION 7.05. Form S-8. With respect to the Stock Option Plan, Parent shall take all corporate action necessary or appropriate to as soon as practicable after the Effective Time, file a registration statement on Form S-3 or Form S-8, as appropriate (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such plan to the extent such registration statement is required under applicable law in order for such shares of Parent
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

Common Stock to be sold without restriction, and Parent shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding.

		SECTION 7.06. Guaranteed Debt. Parent shall cause the Guaranteed Debt to be paid at the Effective Time.

		SECTION 7.07. Directors' and Officers' Indemnification and Insurance. (a) For a period of three years after the Effective Time, Parent shall cause the Surviving Corporation to use its best efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) on terms comparable to those applicable to the then current directors and officers of Parent, or (ii) those now applicable to directors and officers of the Company, whichever is more favorable to such directors and officers; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage, and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

		(b)	The Articles of Incorporation and Bylaws of the
Surviving Corporation shall contain the provisions that are set forth, as of the date of this Agreement, in the Articles of Incorporation and Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the Company.


ARTICLE VIII

CONDITIONS TO CLOSING

		SECTION 8.01. Conditions to Obligations of Each of the Company and Parent. The respective obligations of the Company and Parent to consummate the transactions contemplated by this Agreement shall each be subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions:

	(a)	HSR Act.  Any waiting period (and any extension thereof)
under the HSR Act applicable to the Merger shall have expired or shall have been terminated;

	(b)	Consents and Approvals.  Parent and the Company shall have
received, each in form and substance reasonably satisfactory to the parties, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents required in order to consummate the Merger; and

	(c)	Court Order.  No court of competent jurisdiction shall have
issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation.

		SECTION 8.02. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions:

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

	(a)	Representations, Warranties and Covenants.  The
representations and warranties of Parent contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time, with the same force and effect as if made as of the Effective Time, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by Parent and Merger Sub on or before the Effective Time shall have been complied with in all material respects, and the Company shall have received a certificate from Parent and Merger Sub to such effect signed by a duly authorized officer thereof;

	(b)	No Proceeding or Litigation.  No Action shall have been
commenced by or before any Governmental Authority against either the Company, Merger Sub or Parent, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Company, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.02(b) shall not apply if the Company or an affiliate thereof has directly or indirectly solicited or encouraged any such Action;

	(c)	Legal Opinion.  The Company shall have received an opinion,
dated as of the Effective Time, from Shearman & Sterling, counsel to Parent, in form and substance reasonably satisfactory to the Company;

	(d)	NNM Listing.  The shares of Parent Common Stock issuable
to the Company's shareholders pursuant to this Agreement shall have been authorized for listing on the NNM, upon official notice of issuance; and

	(e)	Resolutions.  The Company shall have received a true and
complete copy, certified by the Secretary or an Assistant Secretary of Parent, of the resolutions duly and validly adopted by the Board of Directors of Parent and Merger Sub evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

		SECTION 8.03. Conditions to Obligations of Parent. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions:

	(a)	Representations, Warranties and Covenants.  The
representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects (without regard to any knowledge qualification) when made and shall be true and correct in all material respects (without regard to any knowledge qualification) as of the Effective Time with the same force and effect as if made as of the Effective Time, other than such representations and warranties as are made as of another date, except in all cases for such breaches of, inaccuracies in or omissions from such representations and warranties as do not have a Material Adverse Effect, the covenants and agreements contained in this Agreement to be complied with in all material respects by the Company on or before the Effective Time shall have been complied with in all material respects, and Parent shall have received a certificate of the Company to such effect signed by a duly authorized officer thereof;

	(b)	No Proceeding or Litigation.  No Action shall have been
commenced or threatened by or before any Governmental Authority against either the Company or Parent, seeking to restrain or materially and adversely alter the transactions contemplated hereby which in the reasonable, good faith determination of the Parent, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.03(b) shall not apply if Parent or an affiliate thereof has solicited or encouraged any such Action;




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

	(c)	Resolutions of the Company.  Parent shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors of the Companyevidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

	(d)	Certificate of Non-Foreign Status.  Parent shall have received a certificate from the Company that complies with Sections 1.1445-
2(c)(3) and 1.8972(a) of the Regulations certifying that the Company is not a United States Real Property Holding Corporation for purposes of
Section 897 of the Code;

	(e)	Canon Approvals.  The waiver letter dated December 19, 1996
from Canon, Inc. to the Company shall not have been withdrawn and shall be in full force and effect;

	(f)	Shareholder Approval.  Each of this Agreement and the Merger shall have been duly approved by the requisite vote of shareholders of the Company;

	(g)	June 30 Audited Financials.  True and complete copies of an
audited consolidated balance sheet as of June 30, 1996 and the related audited consolidated statements of income, retained earnings, stockholders' equity and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company's accountants (the "June 30 Financials") shall have been made available or delivered to Parent, and the June 30 Financials shall satisfy the requirements of the second sentence of Section 3.07(a); and

	(h)	Legal Opinion.  Parent shall have received an opinion, dated as of the Effective Time, from Wilson, Sonsini, Goodrich & Rosati, counsel to the Company, in form and substance reasonably satisfactory to Parent and its counsel.


ARTICLE IX

SURVIVAL; INDEMNIFICATION

		SECTION 9.01. Survival of Representations and Warranties. The representations and warranties of the Company and Parent contained in this Agreement shall not survive the Effective Time.

ARTICLE X

TERMINATION AND WAIVER

		SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

	(a)	by Parent if, between the date hereof and the Effective Time:
(i) any representation or warranty of the Company contained in this Agreement shall have been breached such that the conditions set forth in
Section 8.03(a) would or could not be satisfied by June 30, 1997, (ii) the Company shall not have complied in any material respect with any covenant or agreement to be complied with by it and contained in this Agreement within 15 days after receipt of notice of non-compliance from Parent; or (iii) the Company or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or


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

	(b)	by either the Company or Parent if the Effective Time shall
not have occurred by June 30, 1997; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Effective Time to occur on or prior to such date; or

	(c)	by either Parent or the Company in the event that any
Governmental Authority shall have issued a final, non-applicable order, decree or ruling or taken any other action permanently, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

	(d)	by the Company if, between the date hereof and the Effective
Time any representation, warranty or covenant of Parent contained in this Agreement shall have been breached such that the conditions set forth in Section 8.02(a) would or could not be satisfied by June 30, 1997, or Parent makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Parent seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

	(e)	by the mutual written consent of the Company and Parent.

		SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in 11.01 and (b) that nothing herein shall relieve either party from liability for any willful breach of this Agreement.

		SECTION 10.03. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XI

GENERAL PROVISIONS

		SECTION 11.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Effective Time shall have occurred.

		SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):



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

		(a) if to the Company:

		NeXT Software, Inc.
		900 Chesapeake Drive
		Redwood City, California 94063
		Telecopy:  (415) 780-3714
		Attention:  Nancy Heinen, Esq.with a copy to:

		Wilson, Sonsini, Goodrich & Rosati
		650 Page Mill Road
		Palo Alto, California  94304-1050
		Telecopy:  (415) 493-6811
		Attention:  Larry Sonsini, Esq.

		and

		(b) if to Parent or Merger Sub:

		Apple Computer, Inc.
		1 Infinite Loop
		Cupertino, California 95014
		Telecopy:  (408) 974-2023
		Attention:  Mr. Fred D. Anderson

		with a copy to:

		Shearman & Sterling
		555 California Street
		San Francisco, CA  94104
		Telecopy:  (415) 616-1199
		Attention:  William H. Hinman, Esq.

		SECTION 11.03. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior consent of the other parties, subject, in the case of Parent, to Parent's obligations to comply with applicable securities laws and NNM listing requirements, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

		SECTION 11.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

		SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force andeffect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.
Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

		SECTION 11.06.  Entire Agreement.  This Agreement
constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior
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

agreements and undertakings, both written and oral, between the Company and Parent with respect to the subject matter hereof and thereof.

		SECTION 11.07. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company, Merger Sub and Parent (which consent may be granted or withheld in the sole discretion of the Company, Merger Sub or Parent).

		SECTION 11.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

		SECTION 11.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company, Merger Sub and Parent or (b) by a waiver in accordance with Section 10.03.

		SECTION 11.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed entirely within that state.

		SECTION 11.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.































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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



NEXT SOFTWARE, INC.


By: 	/s/  STEVEN P. JOBS
Name:	Steven P. Jobs
Title:  	Chairman of the Board and
	Chief Executive Officer


APPLE COMPUTER, INC.


By: 	/s/  GILBERT F. AMELIO
Name:	Gilbert F. Amelio
Title:	Chairman of the Board and
	Chief Executive Officer



BLACKBIRD ACQUISITION CORPORATION


By: 	/s/  GILBERT F. AMELIO
Name:	Gilbert F. Amelio
Title:  	President





	CONFORMED COPY















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